Exhibit 10.4

SIXTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

THIS SIXTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is dated as of November 10, 2017 by and between NETAPP, INC., a Delaware corporation (“Seller”), and GOOGLE LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.Buyer (as successor-in-interest to Google Inc., a Delaware corporation) and Seller entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of September 11, 2017 (the “Original Agreement”), as amended by that certain First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of October 2, 2017 (the “First Amendment”), and as further amended by that certain Second Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of October 25, 2017 (the “Second Amendment”), and as further amended by that certain Third Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of October 31, 2017  (the “Third Amendment”), and as further amended by  that certain Fourth Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of November 2, 2017 (the “Fourth Amendment”), and as further amended by  that certain Fifth Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated as of November 8, 2017 (the “Fifth Amendment”), and together with the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Original Agreement, the “Agreement”) with respect to certain real property, improvements and undeveloped land located in Sunnyvale, California (as more particularly described in the Agreement, the “Property”).  All capitalized and undefined terms used in this Amendment shall have the meanings given to them in the Agreement.

B.Buyer and Seller wish to amend the Agreement to properly reflect the existence of two (2) Leases applicable to the Property and to include within the Agreement additional necessary provisions related to such leases.

C.Buyer desires to deliver the Approval Notice, and the parties agree that Buyer’s execution of this Amendment shall serve as Buyer’s Approval Notice pursuant to Section 4.1.2 of the Original Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and of the conditions, terms, covenants, and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Agreement is amended as follows:

1.Recitals & References.  The Recitals set forth above are incorporated herein as though set forth in full herein. All references to the “Agreement” in this Amendment or in the Agreement shall mean the Agreement as amended by this Amendment.

2.Leases. The following telecommunication leases apply to the Property: (i) that certain Communications Site Lease Agreement by and between Network Appliance, Inc., a Delaware corporation, predecessor-in-interest to Seller, as lessor, and T-Mobile USA, Inc (“T-Mobile”), as successor-in-interest to  Pacific Bell Wireless, LLC, a Nevada limited liability company, d/b/a/ Cingular Wireless, as lessee, dated as of July 2, 2002, as amended by that certain First Amendment to the Communications Site Lease Agreement dated as of September 24, 2002 (as amended, the “T-Mobile Lease”), and (ii) that certain Structure Lease Agreement

{2108-00079/00770738;}	-Exhibit P-

by and between Network Appliance, Inc., a Delaware corporation, predecessor-in-interest to Seller, as landlord, and New Cingular Wireless PCS, LLC, a Delaware limited liability company, as tenant, dated as of October 23, 2012, as amended by that certain First Amendment to Structure Lease Agreement dated as of March 17, 2016 (collectively, the “Leases”).

3.Modifications to Agreement. The Agreement shall be amended as follows:

a.Purchase Price ‒ Summary.  The Purchase Price, as defined in item 7 of the Summary of Basic Terms in the Original Agreement, is hereby deleted in its entirety and replaced with the following:

7. Purchase Price (Section 2.1)

Three Hundred Five Million Eight Hundred Seventy-Five Thousand Two Hundred Forty and 00/100 Dollars ($305,875,240.00) in the aggregate consisting of (i) Two Hundred Thirty-Two Million Nine Hundred Ninety-Three Thousand Five Hundred and 00/100 Dollars ($232,993,500.00) for the Improved Property and a portion of the Google Common Lot applicable thereto, and (ii) Seventy-Two Million Eight Hundred Eighty-One Thousand Seven Hundred Forty and 00/100 Dollars ($72,881,740.00) for the Unimproved Land and a portion of the Google Common Lot applicable thereto.

b.First Closing Purchase Price ‒ Summary.  The First Closing Purchase Price, as defined in item 8 of the Summary of Basic Terms in the Original Agreement, is hereby deleted in its entirety and replaced with the following:

8. First Closing Purchase Price (Section 2.1)

Two Hundred Ten Million Two Hundred Seventy-Five Thousand Two Hundred Forty and 00/100 Dollars ($210,275,240.00) in the aggregate consisting of (i) One Hundred Sixty Million One Hundred Seventy-Two Thousand Three Hundred Seventy-Seven and 00/100 Dollars ($160,172,377.00) for the Improved Property and (ii) Fifty Million One Hundred Two Thousand Eight Hundred Sixty-Three and 00/100 Dollars ($50,102,863.00) for the Unimproved Land.

c.Second Closing Purchase Price ‒ Summary.  The Second Closing Purchase Price, as defined in item 9 of the Summary of Basic Terms in the Original Agreement, is hereby deleted in its entirety and replaced with the following:

{2108-00079/00770738;}	-Exhibit P-

9. Second Closing Purchase Price (Section 2.1)

Ninety-Five Million Six Hundred Thousand and 00/100 Dollars ($95,600,000.00) in aggregate consisting of (i) Seventy-Two Million Eight

Hundred Twenty-One Thousand One Hundred Twenty-Three and 00/100 Dollars ($72,821,123.00) for the portion of the Google Common Lot applicable to the Improved Property and (ii) Twenty-Two Million Seven Hundred Seventy-Eight Thousand Eight Hundred Seventy-Seven and 00/100 Dollars ($22,778,877.00) for the portion of the Google Common Lot applicable to the Unimproved Land.

d.Definition of Property ‒ Recital A. Recital A of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“A.Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire, all of Seller’s right, title and interest in and to the following:

i.The Improved Land and the Unimproved Land (collectively, the “Land”), the Google Common Lot, and all of Seller's interest in all rights, privileges, easements and appurtenances benefiting the Land, the Google Common Lot, and/or the Improvements (as defined below), including Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land, the Google Common Lot and/or the Improvements (the Land, the Google Common Lot, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property");

ii.The Buildings, associated parking and landscaped areas and all other improvements located on the Land and the Google Common Lot (the "Improvements");

iii.All of Seller's interest as lessor or landlord in and to all leases, licenses and occupancy agreements covering the Land and Improvements, a list of which is attached hereto as Exhibit "I", (collectively, the "Leases");

iv.All of Seller's interest under the Contracts (as defined in Section 4.1.1 below); provided that the following Contracts shall not be assigned to Buyer: (i) such Contracts as Seller desires to continue to maintain after the Closing in order for Seller to fulfill Seller’s obligations pursuant to the NetApp Lease (as defined in Section 5.1.6 below) provided that such Contracts shall be terminated with respect to the portion of the Property that will not be leased back to Seller pursuant to the NetApp Lease, (ii) any brokerage commission agreements (which Contracts shall be terminated by Seller effective as of the First Closing Date at Seller's sole cost), and (iii) other Contracts which, pursuant to the terms of this Agreement, shall be terminated by Seller (which Contracts shall be terminated by Seller effective as of the applicable Closing at Seller's sole cost);

v.All electric car charging stations and related infrastructure and appurtenances owned by Seller and used in the operation of, and located at, the Real Property, as listed in the Bill of Sale (as defined in Section 5.1.4) (collectively, the "Personal Property"); provided, however, that, except as provided otherwise below or in the NetApp Lease, all other tangible personal property, equipment, cabling, supplies, wall decorations, furniture (including, without limitation, all modular furniture systems and casegoods furniture), miscellaneous soft seating and task seating, AV systems, security systems, computer systems and related network infrastructure, and interior and exterior signage (except for signage infrastructure including footings and electrical circuits for lighted signs, which shall be left in place) (collectively, the "Excluded Personal Property") shall be removed by Seller, at Seller’s sole cost and expense, prior to each Closing or as of the expiration or earlier termination of the NetApp

{2108-00079/00770738;}	-Exhibit P-

Lease with respect to the portion of the Property that will be leased back to NetApp pursuant to the NetApp Lease, and Seller shall repair any damage caused by the removal of such Excluded Personal Property (including, without limitation, completing any patching and filling any holes caused by the removal); provided, further, that, notwithstanding anything to the contrary herein, Seller shall not be required to remove any cabling or wiring within the hardwall offices or other interior portions within Building 3 (the "Surrendered Cabling"), which Surrendered Cabling shall instead remain in Building 3 and be conveyed to Buyer as part of the First Closing Property at the First Closing; and

vi.To the extent assignable, all of Seller's interest in any intangible property rights in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which apply to and./or benefit the Real Property, the Improvements, and/or the Personal Property (the "Intangible Personal Property"). Intangible Personal Property shall not include Seller’s interest in (a) any cash, bank or other deposit accounts, (b) refunds of prepaid expenses including any unearned insurance premiums, (c) tax refunds for periods prior to each Closing (except to the extent amounts must be refunded to tenants under the Leases), (d) all insurance and other claims arising prior to the Effective Date, (e) any website maintained by Seller or its affiliates or the property manager, and (f) any trade name, service name, service mark or other proprietary or intellectual property belonging to Seller or its affiliates or the property manager. The Real Property, the Improvements, the Personal Property, Seller’s interest under the Property Contracts, Seller’s interest as lessor or landlord under the Leases, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

e.Deletion of Exhibit “L”. Exhibit “L” attached to the Original Agreement is hereby deleted and of no force and effect.

f.Google Common Lot.  The size of the Google Common Lot referred to in item 5 of the Summary of Basic Terms and Section 3.2.3 of the Original Agreement is reduced from 704,077 square feet to 703,420 square feet.  The reference in Section 3.2.3(a) to a Subdivision Problem existing if the Google Common Lot consists of less than 704,077 square feet of space is hereby modified to instead refer to 703,420 square feet of space.  Seller shall modify the current proposed Subdivision Map to the extent necessary such that the Google Common Lot consists of at least 703,420 square feet.

g.Revised CC&Rs ‒ Section 3.2.4.  The following is hereby added to the end of Section 3.2.4 of the Original Agreement:

“The obligations of Buyer and Seller contained in this Section 3.2.4 shall expressly survive (i) the First Closing and/or (ii) any termination of this Agreement with respect to the Second Closing, provided that the First Closing has occurred prior to such termination. Buyer and Seller acknowledge and agree that a copy of the Revised CC&Rs, as agreed to by Buyer and Seller, is attached hereto as Exhibit “N”.”

h.Buyer’s Obligation to Construct Temporary Parking to Address Parking Shortfall – Section 3.2.5.  The Original Agreement is hereby amended to include the following Section 3.2.5:

“3.2.5Buyer’s Obligation to Construct Temporary Parking to Address Parking Shortfall.  Buyer and Seller acknowledge that the Buildings on the Property are currently required to be served by one thousand two hundred and thirty four (1,234) parking spaces in accordance with the requirements of the City and the Moffett Park Specific Plan. Notwithstanding the foregoing, Seller has proposed to provide nine hundred and seventy one (971) parking spaces located in the Buyer Area of Control (and the Google Common Lot) to serve the Buildings, and based on the required parking spaces set forth above, such reduced number of parking spaces allocated to the Buildings will result in a parking shortfall of at least two hundred sixty-three (263) parking spaces that are legally required to serve the Buildings

{2108-00079/00770738;}	-Exhibit P-

(hereinafter, the “Parking Shortfall”).   As a condition to the Closing, Seller shall re-stripe, at its sole cost and expense, the parking areas depicted in Exhibit “P”  attached hereto to provide five (5) additional parking stalls to Buyer for its exclusive use in connection with the Property, including the Buildings (the “Additional Buyer Parking Spaces”).  Seller shall ensure that such Additional Buyer Parking Spaces meet City parking stall dimension standards and any other requirements of applicable Governmental Regulations with respect thereto.  In the event Seller fails to complete the Additional Buyer Parking Spaces in accordance with the terms of this Section on or before the date immediately preceding the First Closing Date, Buyer shall receive a credit against the First Closing Purchase Price in an amount equal to Thirty Thousand Dollars ($30,000.00) for each such Additional Buyer Parking Space that Seller fails to complete on or before the date immediately preceding the First Closing Date. By way of example, if Seller fails to deliver all five (5) of the Additional Buyer Spaces to Buyer in accordance with this Section, then Buyer shall be entitled to a credit against the First Closing Purchase Price in an amount equal to One Hundred Eighty Thousand Dollars ($180,000.00).  The amount of the Parking Shortfall set forth above shall be reduced by the number of Additional Buyer Parking Spaces that Seller delivers to Buyer on the First Closing Date pursuant to this Section.  Accordingly, if Seller provides all five (5) of the Additional Buyer Parking Spaces to Buyer hereunder prior to the First Closing, the Parking Shortfall shall be reduced to be two hundred and fifty eight (258) parking spaces.  Buyer agrees that, notwithstanding anything to the contrary set forth in the Agreement, including, but not limited to, Section 3.2.3 of the Original Agreement, the Parking Shortfall shall not be a Subdivision Problem.  Buyer further agrees to design and construct, at Buyer’s sole cost and expense, a sufficient number of parking spaces on the Unimproved Land and/or Buyer Area of Control to remedy the Parking Shortfall to the extent required in order for Seller to obtain the final approval and recordation of the Subdivision Map as further specified in the Revised CC&Rs.  In addition, if following the First Closing, the Parking Shortfall increases either (a) in connection with the Subdivision Map Work (as defined in the Revised CC&Rs), (b) as a result of City comments or modification to the Subdivision Map or any other modifications required by Governmental Regulations, or (c) as a result of a Subdivision Condition, then Buyer shall be entitled to a credit against the Second Closing Purchase Price in an amount equal to Thirty Thousand Dollars ($30,000.00) per each additional parking space by which the Parking Shortfall has been increased; provided, however, in the event the Second Closing does not occur, Seller shall reimburse Buyer in the amount of $30,000 per each parking space by which the Parking Shortfall has increased.  Conversely, in the event the Parking Shortfall decreases as a result of the Subdivision Map Work, as a result of City comments or modification to the Subdivision Map or any other modifications required by Governmental Regulations, or as a result of a Subdivision Condition, then the Second Closing Purchase Price shall be increased by Thirty Thousand Dollars ($30,000.00) for each additional parking stall which reduces the Parking Shortfall, provided, however, in the event the Second Closing does not occur, Buyer shall reimburse Seller in the amount of $30,000 per each parking space by which the Parking Shortfall has decreased. Further provided however, in no event shall the amount of such increase in the Second Closing Purchase Price pursuant to this Section 3.2.5 exceed Seven Million Seven Hundred and Forty Thousand Dollars ($7,740,000.00), the parking credit for a 258 space Parking Shortfall. It is understood and agreed by Buyer and Seller that Buyer shall not be entitled to any credit or reimbursement, such as the case may be, for a loss of any parking space(s) which causes an increase in the Parking Shortfall solely as a result of Buyer modifications to the Buyer Area of Control which are unrelated to the Subdivision Map Work and/or the processing and approval of the Subdivision Map. Furthermore, Seller shall not be entitled to an increase in Purchase Price or reimbursement, such as the case may be, for an increase in parking spaces which results in a decrease in the Parking Shortfall if the decrease is the direct result of Buyer modifications to the Buyer Area of Control which are unrelated to the Subdivision Map Work and/or the processing and approval of the Subdivision Map.  The adjustments to the Purchase Price with respect to the Parking Shortfall as set forth in this section shall survive the First Closing and not be merged therein.”

{2108-00079/00770738;}	-Exhibit P-

i.Buyer’s Review – Section 4.1. The following is hereby added to the third paragraph of Section 4.1.1 of the Original Agreement:

“Buyer’s right to review and investigate the physical condition of the Property shall include the right to discuss or otherwise inquire about matters related to the Leases with tenants under the Leases and other third parties during the Property Approval Period in accordance with this Section 4.1.1.”

j.Conditions Precedent to Buyer’s Obligation to Close. Section 4.3.1 of the Original Agreement is hereby amended to include the following subsection (g) to the end of Section 4.3.1 of the Original Agreement:

“(g)    Additional Buyer Parking Spaces. Seller shall re-stripe, at its sole cost and expense, the parking areas depicted in Exhibit P attached hereto to provide five (5) additional parking stalls to Buyer for its exclusive use in connection with the Property, including the Buildings (the “Additional Buyer Parking Spaces”), pursuant to the terms and conditions of Section 3.2.5 of this Agreement.”

k.Buyer’s Approval Notice ‒ Section 4.4. Section 4.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“4.4      Failure of Conditions Precedent to Buyer's Obligations. Buyer's obligation to close on the acquisition of the Property at each Closing pursuant to this Agreement is subject to the satisfaction of the relevant conditions precedent to such Closing for Buyer's benefit set forth in Section 4.3. If Buyer fails to timely provide a Buyer's Approval Notice, or if Buyer terminates this Agreement by notice to Seller because of the failure of the conditions precedent set forth in Section 4.3, then (a) Escrow Holder shall return the Deposit (less the Independent Consideration) and Second Closing Funds, if any, to Buyer (plus interest accrued on the Deposit and Second Closing Funds only while held by Escrow Holder) in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, (b) Seller and Buyer shall each pay one‑half (1/2) of any escrow cancellation fees or charges, and (c) except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.”

l.Seller Deliveries to Escrow – Section 5.1. Section 5.1 of the Original Agreement is hereby amended to include the following to the end of Section 5.1 of the Original Agreement:

“5.1.9     Assignment of Leases. Two (2) counterparts of the Assignment of Leases in the form of Exhibit "E" attached hereto (the “Lease Assignment”) duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Leases; and

“5.1.10    Tenant Letter.  A letter signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer. In addition, Seller shall provide all other notices required under the Lease (including without limitation, any notices required under the Leases with respect to the Subdivision Map) to the tenants under the Leases pursuant to the notice requirements under such Leases.  Notwithstanding the foregoing, such letters and other required notices shall not be delivered through escrow with Escrow Holder but shall be sent directly by Seller to the tenants promptly following the Closing.”

{2108-00079/00770738;}	-Exhibit P-

m.Buyer Deliveries to Escrow – Section 5.2. Section 5.2 of the Original Agreement is hereby amended to include the following to the end of Section 5.2 of the Original Agreement:

“5.2.8  Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer.”

n.Documents to Seller ‒ Section 6.5.1. Section 6.5.1 of the Original Agreement is deleted in its entirety and replaced with the following:

“6.5.1   At the First Closing, deliver to Seller one (1) set of originals of the Lease Assignment, the NetApp Lease, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and Seller and a conformed copy of the Recorded Deed for the First Closing Property and the Revised CC&Rs;”

o.Documents to Buyer ‒ Section 6.6.1.  Section 6.6.1 of the Original Agreement is deleted in its entirety and replaced with the following:

“6.6.1  At the First Closing, deliver to Buyer one (1) set of originals of the Lease Assignment, the Tax Certificates, the NetApp Lease, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Seller, a conformed copy of the Revised CC&Rs and recorded Deed for the First Closing Property, and, when issued, the Title Policy for the First Closing Property;”

p.Ad Valorem Taxes ‒ Section 8.1.  Section 8.1 of the Original Agreement is deleted in its entirety and replaced with the following:

“8.1  Ad Valorem Taxes.  All real estate taxes and assessments attributable to the First Closing Property and the Second Closing Property will be prorated as of the First Closing Date and the Second Closing Date, respectively. Seller shall be charged with all such taxes up to, but not including, each Closing Date. If the applicable tax rate and assessments for the applicable Property have not been established for the tax year in which the applicable Closing occurs, the proration of real estate taxes, and assessments will be based upon the rate and assessments for the preceding year plus two percent (2%) with a post-closing reconciliation when the actual tax bills are available. Real property tax refunds and credits received after each Closing which are attributable to a fiscal tax year prior to such Closing shall belong to Seller (except to the extent such amounts must be refunded to the tenants under the Leases), and those which are attributable to the fiscal tax year in which each Closing occurs shall be prorated based upon the date of such Closing.”

q.Lease Rentals.  Notwithstanding anything to the contrary set forth in the Agreement, all rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases which are not delinquent as of the First Closing will be prorated at the First Closing.  Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the First Closing Date, and Buyer shall receive all such amounts from and after the First Closing Date.  No proration will be made with respect to any rents of any kind receivable from the Leases for any period before the First Closing which are delinquent.  All amounts collected by Buyer subsequent to the First Closing relating to rents which are delinquent will be promptly remitted to Seller; provided, however, all rents received by Buyer from any specific tenant under a Lease after the First Closing will be applied first to the rental period under such Lease in which the First Closing occurred, second to any current rental period under such Lease following the First Closing and third to satisfy delinquent rental obligations under such Lease for any period before the First Closing not prorated at the First Closing.  In no event shall Seller be permitted to contact any tenants regarding delinquent rents.  All amounts paid to Seller subsequent to the First Closing relating to rents which are due and owing for the period prior to

{2108-00079/00770738;}	-Exhibit P-

the First Closing shall solely belong to Seller.  All amounts paid to Seller subsequent to the First Closing relating to rents which are due and owing for the period after the First Closing shall belong to Buyer.  Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the "Tenant Charges") on an estimated basis, then the Tenant Charges for the period of time in the calendar year prior to the First Closing shall be reconciled against actual charges and expenses for such period, provided that such reconciliation shall not be performed until no later than one hundred twenty (120) days following the First Closing Date (the "Reconciliation Period").  Upon request therefor by Buyer, Seller shall deliver to Buyer any written materials in Seller’s immediate possession regarding any Tenant Charges incurred by Seller and/or charged to the tenants pursuant to the Leases prior to the First Closing.  In accordance with the terms of the Leases (and within the timeframes required thereunder), Buyer shall prepare such final reconciliation and forward the same to Seller for Seller’s review and reasonable approval prior to sending the reconciliations to the tenants.  If the final reconciliation shows that Seller owes tenants additional sums due to over-collection, Seller shall deliver such amount to Buyer within ten (10) days after receiving such final reconciliation from Buyer.  If the final reconciliation (as reasonably approved by Seller as provided above) shows that Buyer owes Seller additional sums due to under-collection, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of the under-collected amounts from the tenants (which under-collected amounts Buyer shall use good faith efforts to collect in the ordinary course of business).  Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate.  After the final reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases.  The foregoing covenants made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the First Closing.

r.Operating Expenses ‒ Section 8.3. Section 8.3 of the Original Agreement is deleted in its entirety and replaced with the following:

“8.3  Operating Expenses.  With respect to the First Closing, all utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the First Closing Property only that Seller customarily pays shall be prorated on an accrual basis so long as Seller has delivered written notice to Buyer at least five (5) business days prior to the Contingency Deadline of any such charges it intends to prorate. Seller shall pay all such expenses that accrue in connection with the First Closing Property prior to the First Closing Date, and Buyer shall pay all such expenses accruing on and after the First Closing Date with respect to the First Closing Property. All such expenses as to the Second Closing Property shall be paid by Buyer and Seller in accordance with the Revised CC&Rs. Seller and Buyer shall obtain billings and meter readings as of the First Closing Date (or shall make reasonable estimates of meter readings if same-day readings are not available) to aid in such prorations (if such utilities cannot be changed to Buyer’s name on the First Closing Date). Insurance or any other operating expense refunds and credits received after the First Closing which are attributable to a time period prior to the First Closing shall belong to Seller (except to the extent such amounts must be refunded to the tenants under the Leases), and those which are attributable to a time period in which the Closing occurs shall be prorated based upon the date of the First Closing.”

s.New Contracts and Leases ‒ Section 9.1.2. Section 9.1.2 of the Original Agreement is deleted in its entirety and replaced with the following:

“9.1.2New Contracts and Leases.  Between the Effective Date and the date which is three (3) business days prior to the expiration of the Property Approval Period, (i) Seller will keep Buyer informed of any new Contracts or Leases that are entered into by Seller or any amendments or modifications to the existing Contracts or Leases, which new Contracts or Leases or

{2108-00079/00770738;}	-Exhibit P-

modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Contracts"), and (ii) Buyer shall have the right to object or consent to the terms or conditions of any such New Contracts or amendments or extensions thereto such consent not to be unreasonably withheld or delayed, except as provided below. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts.  Subsequent to the date which is three (3) business days prior to the expiration of the Property Approval Period, and continuing until each First Closing or Second Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts associated with the First Closing Property or Second Closing Property, as applicable, without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion, and which consent will be deemed to have been denied by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract; provided, however, that Seller shall be entitled to enter into any New Contracts at any time, without Buyer’s prior written consent, if such New Contracts are terminable within thirty (30) days at no cost to Buyer and are terminated by Seller prior to the applicable Closing Date.  Notwithstanding anything to the contrary set forth herein, from and after the Effective Date, Seller shall not enter into any leases, licenses or other similar occupancy agreements applicable to the Property, or any portion thereof, or modify or amend any of the Leases without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion.”

t.Operation in the Ordinary Course ‒ Section 9.2.  Section 9.2 of the Original Agreement is deleted in its entirety and replaced with the following:

“9.2Operation in the Ordinary Course.  Subject to Section 9.1 above, from the Effective Date until each Closing, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller's past practices (except for the subdivision of the Common Lot pursuant to the terms of this Agreement), (ii) perform when due, and otherwise comply with, all of Seller's material obligations and duties under the Leases and the Contracts, and (iii) perform alterations and construction work related to bi-furcating the Declarant Campus and the Google Campus (as defined in the Revised CC&Rs), along with subdivision line and relocation of the public storm drain in accordance with the Revised CC&Rs.  Except for the Excluded Personal Property, and except as provided otherwise herein or in the NetApp Lease, none of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value.  All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at Closing free from any liens, encumbrances or security interests of any kind or nature other than all such matters that the Title Policy may be subject to as set forth in Section 4.2.2, including, without limitation, the Permitted Title Matters.”

u.Tenant Estoppels.  Seller shall use commercially reasonable efforts to receive and deliver to Buyer estoppel certificates from all the tenants of the Real Property and Improvements.  As used in this Agreement, “commercially reasonable efforts” shall not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any person in default, to incur any liabilities, to expend any monies, or to cause any other person to do any of the foregoing.  Each estoppel certificate shall be substantially in the form attached as Exhibit “K” (or if Seller, after using commercially reasonable efforts to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in or permitted by the applicable Lease or tenant); provided, however, that any provisions of the applicable estoppel certificates respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of the applicable tenant.  Buyer’s failure to object to any estoppel certificate (or any information or provision therein) by written notice to Seller given within five (5) business days after Buyer’s receipt thereof (but not later than the First Closing Date) shall be deemed to constitute Buyer’s acceptance and approval thereof.  If an estoppel certificate (or a

{2108-00079/00770738;}	-Exhibit P-

combination of estoppel certificates) will have a Material Adverse Effect, then notwithstanding anything to the contrary herein or the Original Agreement, Buyer shall have the right to terminate the Agreement and receive a refund of the Deposit, in which event, neither party shall have any further rights or obligations hereunder except for those obligations that expressly survive termination.  Notwithstanding anything herein to the contrary, Seller’s failure to obtain such estoppel certificates shall in no event be deemed a default by Seller hereunder or a failed condition that will entitle Buyer to terminate the Agreement and receive a refund of the Deposit, but in the event that Seller fails to obtain an estoppel certificate for any Lease on or before the Outside First Closing Date then, subject to the limitations of Section 16.4 of the Agreement,  Seller shall indemnify Buyer and hold Buyer harmless from any and all costs, losses, damages or expenses of any kind or nature arising out of or resulting from any defaults by Seller that exist pursuant to such Lease as of the First Closing Date.  Such indemnification obligation shall survive the First Closing and the Second Closing.  In addition, Seller acknowledges that the T-Mobile Lease currently lacks a graphical depiction of the premises leased pursuant to the T-Mobile Lease and that Seller is currently seeking an amendment to the T-Mobile Lease clarifying the location of the premises.  Seller agrees to indemnify, defend and hold Buyer harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys' fees and costs), not to exceed Four Million Dollars ($4,000,000.00), incurred by Buyer as a result of the T-Mobile Lease’s failure to identify the premises; provided, however, that Buyer agrees that, notwithstanding anything to the contrary in the Agreement, Seller shall have the right, without need for Buyer’s consent, to pursue T-Mobile, both prior and subsequent to the First Closing, in order to obtain an amendment, letter agreement or certificate from T-Mobile, in a form reasonably approved in writing by Buyer, confirming the location of the premises in a location generally consistent with the location thereof shown on construction drawings therefor already delivered to Buyer. Upon receipt of any such amendment, letter agreement or certificate in a form reasonably approved in writing by Buyer, Seller shall deliver a copy thereof to Buyer, at which time all of Seller’s obligation to indemnify, defend and hold Buyer harmless from the T-Mobile’s Lease’s failure to identify the premises therein as provided above shall terminate. Subject to the terms of the preceding sentence, Seller’s indemnity obligation set forth herein shall survive the First Closing and the Second Closing.

v. Seller’s Representations Regarding Leases ‒ Section 11.2. Section 11.2 of the Original Agreement is deleted in its entirety and replaced with the following:

“11.2  Leases.  Other than the Leases in effect as of the Effective Date, which are listed on Exhibit "I" hereto, Seller is not currently a party to any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Real Property.  Seller has delivered true, correct and complete copies of each of the Leases.  Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to the Leases.  All leasing commissions due to brokers under the Leases, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.  Seller has not collected or received any security deposits under the Leases.”

w.Seller’s Representations Regarding Contracts ‒ Section 11.6.  Section 11.6 of the Original Agreement is deleted in its entirety and replaced with the following:

“11.6  Contracts.  Attached hereto as Exhibit “J” is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Leases) with respect to or affecting the Property as of the Effective Date and at each Closing the contract list shall not include those Contracts being terminated pursuant to the provisions of this Agreement. True, correct and complete copies of all Contracts shall be provided to Buyer. Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.”

{2108-00079/00770738;}	-Exhibit P-

x.NetApp Lease.  Buyer and Seller acknowledge and agree that a copy of the NetApp Lease, as agreed to by Buyer and Seller, is attached hereto as Exhibit “O”.

y.Notices ‒ Section 14.  Section 14 of the Original Agreement is hereby amended to add the following at the end of such paragraph:

“In addition, within two (2) days of delivery of any notice given by Seller to Buyer under this Agreement which is transmitted through electronic mail, a copy of such notice shall also be sent to Buyer, in duplicate, by either of the methods provided in clauses (i) through (iii) of this Section 14.  For purposes of notice, the addresses of the parties shall be as follows, provided that, any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.”

Additionally, the notice address for Seller in the Original Agreement shall be deleted and replaced with the following:

NetApp, Inc.

1395 Crossman Avenue

Sunnyvale, California 94089

Attn: Mr. Jeff Bergmann

Email: jeff.bergmann@netapp.com

4.Approval Notice.  Buyer and Seller hereby agree that Buyer’s execution of this Amendment shall serve as Buyer’s Approval Notice pursuant to Section 4.1.2 of the Original Agreement.

5.Full Force and Effect. Buyer and Seller hereby agree that, notwithstanding anything to the contrary in Section 4.1.2 of the Agreement, the Agreement is in full force and effect, and that except as modified by this Amendment, the terms and provisions of the Agreement are hereby ratified and confirmed and are and shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Agreement as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control.  This Amendment shall be construed to be a part of the Agreement and shall be deemed incorporated in the Agreement by this reference.

6.Counterparts; Facsimile and Electronic Copy.  This Amendment may be executed in two (2) or more counterparts, each of which shall be an original, and all of which shall constitute one original of this Amendment.  Signatures to this Amendment transmitted by telecopy or email shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Amendment with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Amendment, it being expressly agreed that each party to this Amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Amendment

7.Entire Agreement.  The Agreement, as amended by this Amendment, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Agreement, as so amended, and no provision of the Agreement, as so amended, may be modified, amended, waived or discharged, in whole or in party, except by a written instrument executed by all of the parties hereto.

8.Governing Law.  This Amendment shall be governed by the laws of the State of California.

9.Authority.  Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURE PAGE FOLLOWS]

{2108-00079/00770738;}	-Exhibit P-

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SELLER:

NETAPP, INC.,

a Delaware corporation

By: /s/ Jeffrey Bergmann

Name: Jeffrey Bergmann

Title: Vice President, Tax & Treasury

BUYER:

GOOGLE LLC,

a Delaware limited liability company

By: /s/ David Radcliffe

Name: David Radcliffe

Title: Authorized Signatory

{2108-00079/00770738;}	-Exhibit P-